Press release

RBC Bearings Incorporated Announces Fiscal 2012 First Quarter Results

Oxford, CT – August 4, 2011 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2012.

First Quarter Highlights

	Q1 FY 2012	Q1 FY 2011	Change
($ in millions)	GAAP	GAAP
Net sales	$93.3	$82.4	13.3%
Gross margin	$31.8	$26.3	21.1%
Gross margin %	34.1%	31.9%
Operating income	$17.0	$14.0	21.1%
Operating income %	18.2%	17.1%
Net income	$10.7	$9.1	18.2%
Diluted EPS	$0.48	$0.41	17.1%

“We are pleased with the strong results in the first quarter of fiscal 2012 from both the diversified industrial and aerospace markets,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We continue to see strong demand in our core industrial markets, including OEM, and we are increasing our production rates to support the increased demand we are seeing in this sector.  Relative to the aerospace markets, momentum continues to build following several quarters of sequential growth and we are planning for increased demand in the coming quarters.”

First Quarter Results

Net sales for the first quarter of fiscal 2012 were $93.3 million, an increase of 13.3% from $82.4 million in the first quarter of fiscal 2011. The increase in net sales was mainly the result of an 11.9% increase in industrial sales driven by strong orders in construction and mining, semiconductor, and the general industrial markets and a 15.0% increase in aerospace and defense driven by commercial aircraft build rates and the aerospace aftermarket.  Gross margin for the first quarter was $31.8 million compared to $26.3 million for the same period last year. Gross margin as a percentage of net sales was 34.1% in the first quarter of fiscal 2012 compared to 31.9% for the same period last year.

SG&A for the first quarter of fiscal 2012 was $14.5 million, an increase of $2.0 million over the same period last year.  As a percentage of net sales, SG&A was 15.6% compared to 15.2% for the same period last year.

Other, net for the first quarter of fiscal 2012 was expense of $0.3 million, an increase of $0.6 million, compared to income of $0.3 million for the same period last year.  For the first quarter of fiscal 2012 other, net consisted of $0.4 million of amortization of intangibles offset by miscellaneous income of $0.1 million.  For the same period last year, other, net consisted of a net gain of $1.1 million on the sale of assets offset by $0.3 million of amortization of intangibles, $0.4 million of bad debt expenses, and $0.1 million of other expenses.

Operating income for the first quarter of fiscal 2012 was $17.0 million, an increase of 21.1% compared to operating income of $14.0 million for the same period last year. As a percentage of net sales, operating income was 18.2% compared to 17.1% for the same period last year.

Interest expense, net for the first quarter of fiscal 2012 was $0.5 million compared to $0.4 million for the same period last year.

Other non-operating expense was $0.2 million for the first quarter of fiscal 2012 compared to $0.4 million for the same period last year.  This was mainly due to foreign exchange losses.

Income tax expense for the first quarter of fiscal 2012 was $5.6 million compared to $4.2 million for the same period last year.  Our effective income tax rate for the first quarter of fiscal 2012 was 34.5% compared to 31.8% for the same period last year.  The effective income tax rate for the first quarter of last year includes a $0.5 million benefit due to the reversal of unrecognized tax benefits associated with the conclusion of the Company’s IRS audit.

Net income for the first quarter of fiscal 2012 increased 18.2% to $10.7 million compared to $9.1 million for the same period last year.

Backlog, as of July 2, 2011, was $206.4 million compared to $167.0 million as of July 3, 2010.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-700-7173 (international callers dial 617-213-8838) and enter conference ID # 97457346.  An audio replay of the call will be available from 2:00 p.m. ET on Thursday, August 4th until 11:59 p.m. ET on Thursday, August 11th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID #32048506.  Investors are advised to dial into the call at least ten minutes prior to the call to register.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,052 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD
Michael Cummings
617-897-1532
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	July 2,	July 3,
	2011	2010

Net sales	$93,333	$82,374
Cost of sales	61,537	56,121
Gross margin	31,796	26,253

Operating expenses:
Selling, general and administrative	14,533	12,492
Other, net	250	(286)
Total operating expenses	14,783	12,206

Operating income	17,013	14,047

Interest expense, net	472	392
Other non-operating expense	196	370
Income before income taxes	16,345	13,285
Provision for income taxes	5,633	4,224
Net income	$10,712	$9,061

Net income per common share:
Basic	$0.49	$0.42
Diluted	$0.48	$0.41

Weighted average common shares:
Basic	21,833,754	21,609,648
Diluted	22,308,598	21,977,152

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	July 2,	July 3,
Segment Data, Net External Sales:	2011	2010

Plain bearings segment	$47,148	$42,661
Roller bearings segment	28,166	23,428
Ball bearings segment	10,088	10,037
Other segment	7,931	6,248
	$93,333	$82,374

	Three Months Ended
	July 2,	July 3,
Selected Financial Data:	2011	2010

Depreciation and amortization	$3,557	$3,208

Incentive stock compensation expense	$1,005	$1,010

Cash provided by operating activities	$11,985	$15,912

Capital expenditures	$1,955	$2,052

Total debt	$1,147	$31,414

Cash and short-term investments	$51,223	$37,872

Backlog	$206,369	$167,024